Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 ben.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2014 RESULTS

CEO Prokopanko to Return from Medical Leave on August 4

PLYMOUTH, MN, July 31, 2014 – The Mosaic Company (NYSE: MOS) today reported second quarter 2014 net earnings of $248 million, up from $218 million in the first quarter of 2014 and compared to $430 million a year ago. Earnings per diluted share were $0.64 in the quarter compared to $1.01 last year. Notable items negatively impacted earnings by $45 million, or $0.06 per share. Mosaic’s net sales in the second quarter of 2014 were $2.4 billion, down from $2.6 billion last year. Operating earnings during the quarter were $403 million, down from $526 million a year ago, as higher phosphate volumes were more than offset by significantly lower realized potash prices.

“Mosaic’s business momentum accelerated from the first quarter to the second quarter,” said Larry Stranghoener, Interim Chief Executive Officer. “Very strong global demand for phosphates pushed prices higher, while potash demand exceeded even our high expectations.

“We continued to effectively execute our many recent strategic initiatives. We completed our Class A share repurchase agreement, bringing our total shares repurchased to 12 percent of our 2013 year-end shares. In addition, the integration of the former CF Industries phosphate business in Central Florida is proceeding well, and we are progressing toward completion of the acquisition of ADM’s fertilizer distribution business in Brazil. Our work to generate cost savings of $500 million dollars over the next five years is also proceeding well, ensuring Mosaic remains a low-cost producer.”

The Company also announced that Jim Prokopanko will return from a previously announced medical leave and resume his duties as President and Chief Executive Officer on August 4, 2014. Mr. Stranghoener, who has announced his intention to retire at the end of 2014, will serve as Executive Vice President—Strategy and Business Development.

Cash flow provided by operating activities in the second quarter of 2014 was $796 million compared to $982 million in the prior year. Second quarter 2014 cash flows reflect strong sales volumes and declining working capital levels. Capital expenditures totaled $214 million in the quarter. Net cash returned to shareholders was $550 million and cash used in other investing activities was $146 million, resulting in total cash and cash equivalents of $2.4 billion and long-term debt of $3.0 billion as of June 30, 2014.

Business Highlights

•	Mosaic’s growth projects continued to progress as planned:

•	The Esterhazy K3 mine development continues on time and on budget, with both shafts more than 1500 feet below surface.

•	MicroEssentials® expansion at the New Wales facility is progressing according to plan.

•	The Ma’aden phosphate joint venture secured $5 billion of project financing.

•	CF Industries’ phosphate business integration is on track to achieve $40 to $50 million in annual pre-tax synergies in 2015.

•	The Company received anti-trust regulatory clearance in Brazil for the previously announced acquisition of Archer Daniels Midland’s fertilizer distribution business in Brazil and Paraguay.

•	Mosaic also made significant progress on optimizing its portfolio of assets:

•	The Company announced the decision to permanently stop MOP production at the Carlsbad, New Mexico, potash mine while continuing to produce its premium K-Mag® product there.

•	Mosaic sold its decommissioned potash mine in Hersey, Michigan, and expects to sell the distribution business in Argentina during the second half of 2014.

•	The Company established a date to cease operations in Chile.

•	Mosaic continued to execute on an enterprise-wide initiative focused on achieving $500 million in annual operating cost savings over the next five years, in alignment with a goal first communicated in October of 2013.

•	The Company’s reportable injury frequency rate in the second quarter of 2014 improved by almost 15 percent over record setting results in the same period last year.

•	Mosaic finished the repurchase of 52 million shares, or 12 percent of year-end 2013 shares outstanding, at an average price of $47.13.

Phosphates

Phosphates Results	2Q 2014 Actual	2Q 2014 Guidance
Average DAP selling price	$465	$430 to $460
Sales volume	3.4 million tonnes	3.1 to 3.4 million tonnes
Processed phosphate production	85% of operational capacity	Mid 80% range

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“We saw strong global demand for phosphates and were well positioned to meet the demand, in part because of our recent CF Industries phosphate acquisition,” Mr. Stranghoener said. “We believe strong demand will continue throughout the year, and we expect to operate at high rates in the second half of 2014.”

Net sales in the Phosphates segment were $1.7 billion for the second quarter, up from $1.6 billion last year as higher sales volumes offset lower finished product prices. Gross margin was $284 million, or 17 percent of net sales, compared to $279 million, or 17 percent of net sales, for the same period a year ago. The year-over-year change in gross margin dollars reflects higher sales volumes and lower raw material costs, partially offset by lower finished product prices. Current quarter gross margin also reflects a $36 million non-cash negative impact from mark-to-market accounting on acquired CF Industries inventory. Results also include an $8 million on-going increase in depreciation, depletion and amortization stemming from the acquisition. These non-cash accounting effects negatively impacted gross margin rate by three percentage points. Operating earnings were $206 million, up from $191 million last year.

The second quarter average DAP selling price, FOB plant, was $465 per tonne, compared to $477 per tonne a year ago. Phosphates segment total sales volumes were 3.4 million tonnes, up from 2.9 million tonnes last year.

Mosaic’s North American finished phosphate production was 2.5 million tonnes, or 85 percent of current operational capacity, up from 2.1 million tonnes, or 84 percent of operational capacity, a year ago.

Potash

Potash Results	2Q 2014 Actual	2Q 2014 Guidance
Average MOP selling price	$267	$250 to $275
Sales volume	2.5 million tonnes	2.2 to 2.5 million tonnes
Potash production	76% of operational capacity	Mid 80% range

“We also experienced strong demand for potash, and prices began to rise during the quarter,” Mr. Stranghoener said. “We have long said we expected to see volumes increase before prices, and that scenario is playing out as anticipated. We expect demand to remain high throughout the year, and with low global pipeline inventory, prices should remain firm.”

Net sales in the Potash segment totaled $762 million for the second quarter, down from $974 million last year, as higher shipment volumes were more than offset by a 27 percent decline in average realized MOP prices. Gross margin was $250 million, or 33 percent of net sales, compared to $389 million, or 40 percent of net sales, a year ago. Operating earnings were $213 million, down from $346 million in the prior year. The year-over-year decrease in both gross margin and operating earnings was driven by lower realized prices, a lower operating rate, and higher depreciation expense, partially offset by an unrealized gain on derivatives reported in costs of goods sold.

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The second quarter average MOP selling price, FOB plant, was $267 per tonne, down from $366 a year ago. The Potash segment’s total sales volumes for the quarter were 2.5 million tonnes, roughly flat with a year ago, as the early placement of product in distributor warehouses overcame transportation issues in the quarter.

Potash production was 2.0 million tonnes, or 76 percent of operational capacity, down from 2.2 million tonnes, or 81 percent of operational capacity, a year ago, as a result of unplanned down time at the Carlsbad, New Mexico mine and longer than expected maintenance downtime at the Colonsay, Saskatchewan mine.

Other

SG&A expenses were $88 million for the second quarter, compared with $116 million last year. The year-over-year decrease was driven by the timing of fiscal year-end expense accruals in the prior-year period, as well as lower project and consulting expenses.

The effective tax rate, excluding discrete items, increased during the current quarter, reflecting an increase in Canadian repatriation amounts as a result of higher profit expectations in Mosaic’s Canadian operations.

Financial Guidance

“We are optimistic about the remainder of 2014 for both of our business units,” Mr. Stranghoener said. “In the third quarter, we expect strong demand for phosphates and potash, which is expected to drive stable phosphate margins and higher potash prices. We have taken important strategic actions in order to accelerate our growth as the business cycle continues to improve.”

Total sales volumes for the Phosphates segment are expected to range from 3.3 to 3.6 million tonnes for the third quarter of 2014, compared to 2.7 million tonnes last year. Mosaic’s realized DAP price, FOB plant, for the third quarter is estimated to range from $440 to $470 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid to high teens percent range during the third quarter, including an immaterial impact from acquisition accounting. The operating rate in the segment is expected to approach 90 percent.

Total sales volumes for the Potash segment are expected to range from 1.8 to 2.0 million tonnes for the third quarter of 2014, compared to 1.4 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the third quarter is estimated to range from $275 to $295 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the high 20 to low 30 percent range during the third quarter. The operating rate in the segment is expected to be in the low 70 percent range, primarily as a result of planned summer maintenance.

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For the 2014 full year, Mosaic estimates:

•	SG&A expenses to range from $390 to $410 million, including acquisition and integration related increases, down from the prior estimate of $400 million to $425 million reflecting progress on cost savings initiatives.

•	Canadian resource taxes and royalties to range from $170 to $210 million, up from the prior estimate of $120 to $180 million driven by higher expected potash gross margin in Canada during 2014.

•	Brine management costs of approximately $200 million.

•	The effective tax rate to be in the mid to upper 20 percent range, excluding any discrete tax items. The current year effective tax rate, excluding discrete items, is elevated as a result of a change in intention to repatriate Canadian cash and is expected to return to the low to mid 20 percent range in 2015.

•	Capital expenditures and equity investments, including the Ma’aden phosphate joint venture, in the range of $1.0 to $1.2 billion, down $200 million due to deferral of expenditures into 2015.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, July 31, 2014 at 9:00 a.m. EDT to discuss second quarter 2014 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Northern Promise Joint Venture, the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Northern Promise Joint Venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the future success of current plans for the Northern Promise Joint Venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade

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risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin or the Gulf Coast of the United States, or Canada, and including potential hurricanes, excess heat, cold snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Northern Promise Joint Venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended June 30, 2014, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.06:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Share repurchase	Consolidated	Interest costs	$5	$—	$0.01
Severance	Corporate	Other operating expense	4	(1)	0.01
Severance	Phosphates	Other operating expense	10	(3)	0.02
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	39	(11)	0.07
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	(24)	6	(0.04)
Asset disposition (loss on Chile)	Phosphates	Other operating expense	6	—	0.01
Other	Phosphates	Selling, general & administrative & other operating expense	5	(1)	0.01
Discrete tax items	Consolidated	Income tax benefit	—	(14)	(0.03)

Total Notable Items			$45	$(24)	$0.06

For the three months ended June 30, 2013, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.01:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction (gain)	Consolidated	Foreign currency transaction (gain) loss	$(22)	$5	$(0.04)
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	16	(4)	0.03

Total Notable Items			$(6)	$1	$(0.01)

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$2,440.2	$2,618.7	$4,426.5	$4,931.2
Cost of goods sold	1,919.1	1,953.4	3,493.7	3,624.2

Gross margin	521.1	665.3	932.8	1,307.0
Selling, general and administrative expenses	87.5	116.1	207.4	207.9
Other operating expense	30.4	23.5	55.6	82.3

Operating earnings	403.2	525.7	669.8	1,016.8
Change in value of share repurchase agreement	(5.5)	—	(65.5)	—
Interest (expense) income, net	(24.6)	0.4	(51.3)	4.2
Foreign currency transaction (loss) gain	(38.7)	22.2	4.7	39.2
Other (expense) income	(1.3)	2.8	(6.2)	2.2

Earnings from consolidated companies before income taxes	333.1	551.1	551.5	1,062.4
Provision for income taxes	82.7	126.3	80.1	260.0

Earnings from consolidated companies	250.4	424.8	471.4	802.4
Equity in net earnings (loss) of nonconsolidated companies	(2.2)	5.2	(5.5)	7.5

Net earnings including noncontrolling interests	248.2	430.0	465.9	809.9
Less: Net earnings (loss) attributable to noncontrolling interests	(0.2)	0.2	(0.1)	0.3

Net earnings attributable to Mosaic	$248.4	$429.8	$466.0	$809.6

Diluted net earnings per share attributable to Mosaic	$0.64	$1.01	$1.18	$1.90

Diluted weighted average number of shares outstanding	376.2	427.2	377.5	427.2

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Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,367.0	$5,293.1
Receivables, net	604.2	543.1
Inventories	1,579.6	1,432.9
Deferred income taxes	161.0	129.9
Other current assets	476.6	706.8

Total current assets	5,188.4	8,105.8
Property, plant and equipment, net	9,694.5	8,576.6
Investments in nonconsolidated companies	720.8	576.4
Goodwill	1,792.9	1,794.4
Deferred income taxes	192.3	152.2
Other assets	704.6	348.6

Total assets	$18,293.5	$19,554.0

Liabilities and Equity
Current liabilities:
Short-term debt	$12.7	$22.6
Current maturities of long-term debt	0.6	0.4
Accounts payable	750.2	570.2
Accrued liabilities	832.2	666.3
Contractual share repurchase liability	306.5	1,985.9
Deferred income taxes	20.1	20.5

Total current liabilities	1,922.3	3,265.9
Long-term debt, less current maturities	3,012.9	3,008.9
Deferred income taxes	1,009.0	1,031.5
Other noncurrent liabilities	1,084.7	927.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2014 and December 31, 2013	—	—
Class A Common Stock, $0.01 par value, 211,380,055 shares authorized, 40,536,977 shares issued and outstanding as of June 30, 2014, 254,300,000 shares authorized, 128,759,772 shares issued and 85,839,827 shares outstanding as of December 31, 2013	0.4	1.3
Class B Common Stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of June 30, 2014 and December 31, 2013	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 352,271,969 shares issued and 340,233,507 shares outstanding as of June 30, 2014, 352,204,571 shares issued and 340,166,109 shares outstanding as of December 31, 2013	3.4	3.0
Capital in excess of par value	42.3	1.6
Retained earnings	11,069.2	11,182.1
Accumulated other comprehensive income	130.6	114.3

Total Mosaic stockholders’ equity	11,245.9	11,302.3
Noncontrolling interests	18.7	18.3

Total equity	11,264.6	11,320.6

Total liabilities and equity	$18,293.5	$19,554.0

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Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$248.2	$430.0	$465.9	$809.9
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	194.4	167.7	368.7	322.7
Deferred income taxes	(33.1)	200.9	(92.0)	205.3
Equity in net loss of nonconsolidated companies, net of dividends	3.7	33.9	7.0	29.3
Accretion expense for asset retirement obligations	10.7	6.9	21.2	16.7
Share-based compensation expense	8.6	2.6	43.5	5.6
Amortization of acquired inventory	35.5	—	35.5	—
Change in value of share repurchase agreement	5.5	—	65.5	—
Unrealized (gain) loss on derivatives	(37.5)	15.8	(29.6)	44.5
Other	4.9	11.5	8.9	12.9
Changes in assets and liabilities, excluding effects of acquisition:
Receivables, net	14.8	133.4	(70.1)	59.9
Inventories	(8.9)	6.1	(36.2)	22.8
Other current and noncurrent assets	15.0	(44.1)	166.4	(70.8)
Accounts payable	179.0	(29.8)	265.8	(24.6)
Accrued liabilities and income taxes	94.6	20.1	171.8	155.9
Other noncurrent liabilities	60.9	27.3	31.0	(28.4)

Net cash provided by operating activities	796.3	982.3	1,423.3	1,561.7
Cash Flows from Investing Activities:
Capital expenditures	(214.0)	(374.0)	(488.9)	(741.5)
Acquisition of business	—	—	(1,353.6)	—
Investments in nonconsolidated companies	(143.8)	(6.8)	(149.6)	(21.8)
Other	(2.5)	(0.6)	(2.5)	3.4

Net cash used in investing activities	(360.3)	(381.4)	(1,994.6)	(759.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(65.5)	(111.9)	(123.9)	(176.1)
Proceeds from issuance of short-term debt	36.9	64.4	102.8	147.6
Payments of long-term debt	(0.7)	(0.6)	(1.0)	(0.8)
Proceeds from issuance of long-term debt	3.9	0.1	4.1	0.7
Proceeds from stock option exercises	1.1	—	1.3	—
Repurchases of stock	(454.8)	—	(2,132.7)	—
Cash dividends paid	(95.1)	(106.8)	(194.8)	(213.2)
Other	(0.3)	2.5	(0.6)	4.7

Net cash used in financing activities	(574.5)	(152.3)	(2,344.8)	(237.1)
Effect of exchange rate changes on cash	14.8	(44.5)	(10.0)	(54.5)

Net change in cash and cash equivalents	(123.7)	404.1	(2,926.1)	510.2
Cash and cash equivalents—December 31	2,490.7	3,511.4	5,293.1	3,405.3

Cash and cash equivalents—June 30	$2,367.0	$3,915.5	$2,367.0	$3,915.5

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Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales	$762.3	$973.9	$1,495.5	$1,798.5
Gross margin	250.5	388.9	462.6	785.9
Canadian resource taxes	44.8	67.1	75.1	99.2
Canadian royalties	7.2	13.8	13.1	28.7

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$302.5	$469.8	$550.8	$913.8

Gross margin percentage, excluding CRT	39.7%	48.2%	36.8%	50.8%

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net earnings attributed to Mosaic	$248.4	$429.8	$466.0	$809.6
Undistributed earnings attributable to participating securities	(6.3)	—	(19.5)	—

Numerator for basic and diluted earnings available to common stockholders	$242.1	$429.8	$446.5	$809.6

Basic weighted average number of shares outstanding	384.0	425.8	392.5	425.8
Shares subject to forward contract	(9.8)	—	(16.4)	—

Basic weighted average number of shares outstanding attributable to common stockholders	374.2	425.8	376.1	425.8
Dilutive impact of share-based awards	2.0	1.4	1.4	1.4

Diluted weighted average number of shares outstanding	376.2	427.2	377.5	427.2

Basic net earnings per share	$0.65	$1.01	$1.19	$1.90
Diluted net earnings per share	$0.64	$1.01	$1.18	$1.90

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